Exhibit 8.2

[LETTERHEAD OF KILPATRICK TOWNSEND & STOCKTON LLP]

October 2, 2015

Ameriana Bancorp

2118 Bundy Avenue

New Castle, Indiana 47362

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of a proposed transaction whereby Ameriana Bancorp, an Indiana corporation, will be merged into First Merchants Corporation, an Indiana corporation (“First Merchants”).

We have based our opinion upon an examination of the Agreement and Plan of Reorganization and Merger dated as of June 26, 2015 by and between First Merchants and Ameriana Bancorp (“Merger Agreement”) and the Registration Statement on Form S-4 (“Registration Statement”), as amended through the date hereof, to be filed by First Merchants in connection with the proposed merger and the representations and warranties First Merchants and Ameriana Bancorp have supplied to us as set forth below. In rendering this opinion, we have assumed that the merger will be consummated in the manner provided for in the Merger Agreement.

I. FACTS

Ameriana Bancorp’s authorized capital stock consists of 15,000,000 shares of common stock, $1.00 par value per share (“Ameriana Bancorp Common Stock”) and 5,000,000 shares of serial preferred stock, no par value per share. The shares of Ameriana Bancorp Common Stock are traded on The NASDAQ Capital Market.

First Merchants’ authorized capital stock consists of 50,000,000 shares of common stock, no par value per share (“First Merchants Common Stock”), and 500,000 shares of preferred stock, no par value per share. The shares of First Merchants Common Stock are traded on The NASDAQ Global Select Market.

The proposed transaction is being undertaken to enhance the combined organization’s capabilities in providing banking and financial services to its customers and to strengthen the competitive position of the combined organization.

Pursuant to the terms of the Merger Agreement, Ameriana Bancorp will be merged into First Merchants in accordance with the laws of the State of Indiana. First Merchants will acquire all of the assets of Ameriana Bancorp and will assume all of the liabilities of Ameriana Bancorp by operation of law. Following the consummation of the merger, the separate corporate existence of Ameriana Bancorp will cease and First Merchants will survive the merger. In the merger, each share of Ameriana Bancorp Common Stock will be converted into the right to receive 0.9037 shares of First Merchants Common Stock (“Exchange Ratio”). No consideration other than shares of First Merchants Common Stock will be given to holders of Ameriana Bancorp Common Stock in the merger. Fractional shares of First Merchants Common Stock will be issued in the merger and no holder of Ameriana Bancorp Common Stock shall be entitled to receive cash in lieu of fractional shares.

First Merchants has made the following representations to us:

1.	The facts relating to the contemplated merger of Ameriana Bancorp with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to First Merchants, true, correct, and complete in all material respects. The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Merchants or were provided by First Merchants or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Merchants, true, correct, and complete in all material respects.

2.	The fair market value of the First Merchants Common Stock to be received by each holder of Ameriana Bancorp Common Stock will be approximately equal to the fair market value of the Ameriana Bancorp Common Stock surrendered in the exchange by each holder.

3.	First Merchants has no plan or intention to sell or otherwise dispose of any of the assets of Ameriana Bancorp acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (“Code”).

4.	Following the merger, First Merchants will continue the historic business of Ameriana Bancorp or use a significant portion of Ameriana Bancorp’ business assets in a business.

5.	First Merchants and the shareholders of First Merchants will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. First Merchants has not agreed to assume, or will assume, any of the expenses of the holders of Ameriana Bancorp stock incurred in connection with the transactions contemplated by the Merger Agreement.

6.	There is no intercorporate indebtedness existing between First Merchants and Ameriana Bancorp that was issued, acquired or will be settled at a discount.

7.	First Merchants is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

8.	First Merchants is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

9.	Immediately following the Merger, the fair market value of the assets of Ameriana Bancorp transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

10.	None of the compensation to be received by any shareholder-employee of Ameriana Bancorp will be separate consideration for, or allocable to, any of their shares of Ameriana Bancorp stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Ameriana Bancorp will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Ameriana Bancorp will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

11.	First Merchants will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). First Merchants is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

12.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

13.	The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Ameriana Bancorp and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

14.	Following the transactions contemplated by the Merger Agreement, First Merchants will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

15.	First Merchants is a corporation within the meaning of section 7701(a)(3) of the Code.

16.	In the merger, no liabilities of the Ameriana Bancorp shareholders will be assumed by First Merchants, nor to the best of the knowledge of the management of First Merchants will any shares of Ameriana Bancorp stock be subject to any liabilities.

17.	First Merchants does not own, directly or indirectly, any stock of Ameriana Bancorp.

Ameriana Bancorp has made the following representations to us:

1.	The facts relating to the contemplated merger of Ameriana Bancorp with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to Ameriana Bancorp, true, correct, and complete in all material respects. The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the state of Indiana and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to Ameriana Bancorp or were provided by Ameriana Bancorp or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of Ameriana Bancorp, true, correct, and complete in all material respects.

2.	The liabilities of Ameriana Bancorp to be assumed by First Merchants and the liabilities to which the transferred assets will be subject were incurred by Ameriana Bancorp in the ordinary course of its business.

3.	Ameriana Bancorp and the shareholders of Ameriana Bancorp will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. Ameriana Bancorp has not agreed to assume, or will assume, any of the expenses of holders of Ameriana Bancorp stock incurred in connection with the transactions contemplated by the Merger Agreement.

4.	There is no intercorporate indebtedness existing between First Merchants and Ameriana Bancorp that was issued, acquired or will be settled at a discount.

5.	Ameriana Bancorp is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

6.	Ameriana Bancorp is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

7.	Immediately following the Merger, the fair market value of the assets of Ameriana Bancorp transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

8.	None of the compensation to be received by any shareholder-employee of Ameriana Bancorp will be separate consideration for, or allocable to, any of their shares of Ameriana Bancorp stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Ameriana Bancorp will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Ameriana Bancorp will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

9.	No distribution has been or will be made with respect to the stock of Ameriana Bancorp immediately preceding the proposed merger, except for regular, normal distributions.

10.	There is no plan or intention for First Merchants, or any person related to First Merchants (within the meaning of Treas. Reg. § 1.368-1(e)(3)), to acquire any of the First Merchants Common Stock to be issued in the merger, either directly or through any transaction, agreement or arrangement with any other person.

11.	Ameriana Bancorp will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). Ameriana Bancorp is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

12.	First Merchants does not own, directly or indirectly, any stock of Ameriana Bancorp.

13.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

14.	The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Ameriana Bancorp and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

15.	No Ameriana Bancorp shareholder is acting as agent for First Merchants in connection with the transactions contemplated by the Merger Agreement or approval thereof, and First Merchants will not reimburse any Ameriana Bancorp shareholder for the Ameriana Bancorp stock such holder may have purchased, or for other obligations such holder may have incurred.

16.	Ameriana Bancorp is a corporation within the meaning of section 7701(a)(3) of the Code.

II. OPINION

Section 368(a)(1)(A) of the Code defines the term “reorganization” as including “a statutory merger or consolidation.” Treas. Reg. § 1.368-2(b)(1) provides that a statutory merger or consolidation is a transaction effected pursuant to the statutes necessary to effect the merger or consolidation, so long as by operation of such statute or statutes the following events occur simultaneously: (i) all of the assets (other than assets distributed in the merger, if any) and liabilities (except to the extent such liabilities are satisfied or discharged in the transaction or are nonrecourse liabilities to which assets distributed in the merger are subject) of each party to the merger become the assets and liabilities of one of the parties to the merger (“Surviving Party”) and (ii) the party to the merger that is not the Surviving Party ceases its separate legal existence. Since the merger will be effected pursuant to the laws of the State of Indiana, the foregoing criteria will be met.

Treas. Reg. § 1.368-1(b) provides that a reorganization under the Code requires continuity of business enterprise and a continuity of interest therein on the part of the acquiring corporation. Based upon the representations contained herein, the continuity of business enterprise and continuity of interest requirements will be met.

Based upon an analysis of the relevant sections of the Code, the regulations promulgated thereunder and such other authority as is available on the date hereof, it is our opinion that the merger of Ameriana Bancorp into First Merchants in accordance with the terms of the Merger Agreement will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code.

Although the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences applicable to the merger of Ameriana Bancorp into First Merchants, we are of the opinion that such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of Ameriana Bancorp Common Stock who participates in the merger.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement. No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion should not be relied upon by anyone other than Ameriana Bancorp.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Eric S. Kracov, a Partner